Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-156562 on Form S-3 of our reports dated March 17, 2010, relating to the consolidated financial statements and financial statement schedules of Behringer Harvard REIT I, Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of a new accounting principle in 2009) appearing in this Annual Report on Form 10-K of Behringer Harvard REIT I, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 17, 2010